Exhibit 23.0

The Board of Directors

IF Bancorp, Inc.

We consent to the incorporation by reference in Registration Statements No. 333-176222 and No. 333-185075 on Form S-8 of our report dated September 23, 2013 relating to the consolidated financial statements of IF Bancorp, Inc. and subsidiary as of June 30, 2013 and 2012 and for the years then ended appearing in this Annual Report on Form 10-K.

/s/ BKD, LLP

Decatur, Illinois

September 23, 2012